           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]     Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to Section 240.14a-11(c) or Section
        240.14a-12

                        The Immune Response Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1) Title of each class of securities to which transaction applies:

                  ------------------------------------------------------------

         2)       Aggregate number of securities to which transaction applies:

                  ------------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                  ------------------------------------------------------------

         4)       Proposed maximum aggregate value of transaction:

                  ------------------------------------------------------------

         5)       Total fee paid:

                  ------------------------------------------------------------

[ ]      Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:

                  ------------------------------------------------------------

         2)       Form, Schedule or Registration Statement No.:

                  ------------------------------------------------------------

         3)       Filing Party:

                  ------------------------------------------------------------

         4)       Date Filed:

                  ------------------------------------------------------------

                                 [COMPANY LOGO]

                         THE IMMUNE RESPONSE CORPORATION
                                5935 DARWIN COURT
                               CARLSBAD, CA 92008
                                 (760) 431-7080

                                                                  April 24, 2000


Dear Stockholder:

         You are cordially invited to attend the Annual Meeting of Stockholders which will be held on May 25, 2000 at 9:00 a.m., at the offices of the Company, 5935 Darwin Court, Carlsbad, California.

         The formal notice of the Annual Meeting and the Proxy Statement have been made a part of this invitation.

         After reading the Proxy Statement, please mark, date, sign and return, at an early date, the enclosed proxy in the prepaid envelope addressed to Harris Trust Company of California, our agent, to ensure that your shares will be represented. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING IN PERSON.

         A copy of the Company's Annual Report to Stockholders is also enclosed.

         The Board of Directors and Management look forward to seeing you at the meeting.

                                          Sincerely yours,


                                          Dennis J. Carlo
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                         THE IMMUNE RESPONSE CORPORATION
                              ----------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 25, 2000


                              -----------------------


         The Annual Meeting of Stockholders of The Immune Response Corporation (the "Company") will be held at the offices of the Company, 5935 Darwin Court, Carlsbad, California, on May 25, 2000, at 9:00 a.m., for the following purposes:

         1.       To elect two Class II directors.

         2. To ratify the selection of Arthur Andersen LLP as the Company's independent auditors.

         3. To transact such other business as may properly come before the Annual Meeting and any adjournment of the Annual Meeting.

         The Board of Directors has fixed the close of business on April 5, 2000 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. A complete list of stockholders entitled to vote will be available at the Secretary's office, 5935 Darwin Court, Carlsbad, California, for ten days prior to the meeting.

         IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THIS MEETING. EVEN IF YOU PLAN TO ATTEND THE MEETING, WE HOPE THAT YOU WILL PROMPTLY MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY. THIS WILL NOT LIMIT YOUR RIGHTS TO ATTEND OR VOTE AT THE MEETING.

                             By order of the Board of Directors.


                             Howard Sampson
                             VICE PRESIDENT, FINANCE,
                             CHIEF FINANCIAL OFFICER, SECRETARY AND TREASURER

April 24, 2000

                         THE IMMUNE RESPONSE CORPORATION
                              --------------------

                                 PROXY STATEMENT

                              --------------------

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of The Immune Response Corporation, a Delaware corporation (the "Company"), of proxies in the accompanying form to be used at the Annual Meeting of Stockholders to be held at the offices of the Company, 5935 Darwin Court, Carlsbad, California, on May 25, 2000 and any adjournment thereof (the "Annual Meeting"). The shares represented by the proxies received in response to this solicitation and not revoked will be voted at the Annual Meeting. A proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. On the matters coming before the Annual Meeting for which a choice has been specified by a stockholder by means of the ballot or the proxy, the shares will be voted accordingly. If no choice is specified, the shares will be voted FOR the election of the two nominees for Class II director listed in this Proxy Statement and FOR the approval of Proposal 2 described in the Notice of Annual Meeting and in this Proxy Statement.

         Stockholders of record at the close of business on April 5, 2000 are entitled to notice of and to vote at the Annual Meeting. As of the close of business on such date, the Company had 27,354,037 shares of Common Stock outstanding and entitled to vote. Each holder of Common Stock is entitled to one vote for each share held as of the record date.

         Any disabled stockholder or stockholder's representative may request reasonable assistance or accommodation from the Company in connection with the Annual Meeting by contacting The Immune Response Corporation, Investor Relations, 5935 Darwin Court, Carlsbad, California 92008 (760) 431-7080. To provide the Company sufficient time to arrange for reasonable assistance or accommodation, please submit all requests by May 10, 2000.

         Directors are elected by a plurality vote. Accordingly, the two director nominees who receive the most votes cast in their favor will be elected. Proposal 2 will be decided by affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on this matter. Abstentions with respect to any matter are treated as shares present or represented and entitled to vote on that matter and thus have the same effect as negative votes. If shares are not voted by the broker who is the record holder of such shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to any matter, these non-voted shares are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained.

         The expense of printing and mailing proxy materials will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers and other employees of the Company by personal interview, telephone or facsimile. No additional compensation will be paid to such persons for such solicitation. The Company will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of the Company's Common Stock.

         This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about April 24, 2000.

                                    IMPORTANT

         PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED POSTAGE-PREPAID RETURN ENVELOPE SO THAT, WHETHER YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING OR NOT, YOUR SHARES CAN BE VOTED. THIS WILL NOT LIMIT YOUR RIGHTS TO ATTEND OR VOTE AT THE ANNUAL MEETING.

                              ELECTION OF DIRECTORS

         The Company has three classes of directors serving staggered three-year terms. Class I and Class III consist of three directors each and Class II consists of four directors. Two Class II directors are to be elected at the Annual Meeting to serve until the 2003 Annual Meeting and until their respective successors shall have been elected and qualified or until such directors' earlier resignation, removal from office, death or incapacity. The terms of the Class III and Class I directors expire in 2001 and 2002, respectively. Currently one Class I director's seat, two Class II director's seats and one Class III director's seat are vacant and such seats will remain vacant following the Annual Meeting as the Nominating Committee has not yet identified suitable candidates for such seats. Shares represented by the enclosed proxy cannot be voted for a greater number of persons than the number of nominees named.

         Unless authority to vote for directors is withheld, it is intended that the shares represented by the enclosed proxy will be voted for the election of Melvin Perelman, Ph.D. and William M. Sullivan as Class II directors. Dr. Perelman and Mr. Sullivan are currently members of the Board of Directors of the Company. Each of the nominees has been nominated as a Class II director by the Nominating Committee of the Company's Board of Directors. In the event either of such nominees becomes unable or unwilling to accept nomination or election, the shares represented by the enclosed proxy will be voted for the election of the other nominee and such other nominee as the Board of Directors may select. The Board of Directors has no reason to believe that either such nominee will be unable or unwilling to serve. There are no family relationships among executive officers or directors of the Company.

         Set forth below is information regarding the nominees for Class II director and the continuing directors of Class III and Class I, principal occupations at present and for the past five years, certain directorships held by each, their ages as of April 5, 2000 and the year in which each became a director of the Company.


                                           NAME AND PRINCIPAL OCCUPATION AT PRESENT AND        DIRECTOR
                                               FOR THE PAST FIVE YEARS; DIRECTORSHIPS          SINCE        AGE
CLASS II                              ------------------------------------------------------  -----------   ----
Melvin Perelman, Ph.D.                Executive Vice President of Eli Lilly & Company and      1996          69
                                      President of The Lilly Research Laboratories from 1986
                                      to 1993; Director of Eli Lilly & Company from 1976 to
                                      1993; Director of Inhale Therapeutic Systems Inc. and
                                      Cinergy Corporation.

William M. Sullivan                   Chairman of the Board of Directors of the Company from    1987          65
                                      March 1987 to May 1993; Chairman of the Board of Sparta
                                      Pharmaceuticals, Inc. from October 1991 to March 1998
                                      and President and Chief Executive Officer from October
                                      1991 to March 1996; Chairman of the Board, President and
                                      Chief Executive Officer of Burroughs Wellcome Co., a
                                      pharmaceutical company, from December 1981 to January
                                      1986; Director of BioVentures, Inc. and Research
                                      Corporation Technologies.


                                       2

                                           NAME AND PRINCIPAL OCCUPATION AT PRESENT AND        DIRECTOR
                                               FOR THE PAST FIVE YEARS; DIRECTORSHIPS          SINCE        AGE
CLASS III                             -----------------------------------------------------  ------------   ---
Dennis J. Carlo, Ph.D.                President and Chief Executive Officer of the Company     1987          56
                                      since September 1994, Chief Scientific Officer from
                                      April 1987 to September 1995, and Assistant Corporate
                                      Secretary since October 1987, Chief Operating Officer
                                      from April 1987 to September 1994 and Executive Vice
                                      President from October 1987 to September 1994; Vice
                                      President of Research and Development and Vice President
                                      of Therapeutic Manufacturing at Hybritech Incorporated,
                                      a biotechnology company that was acquired in March 1986
                                      by Eli Lilly & Company, a pharmaceutical company, from
                                      January 1982 to May 1987; Director of AVANIR
                                      Pharmaceuticals.

Kevin B. Kimberlin                    Chairman of the Board of Spencer Trask & Co., an         1986          47
                                      investment banking company, since July 1991; Secretary
                                      of the Company from November 1986 to September 1989;
                                      President of St. James Capital Corp., an investment
                                      company, from July 1991 to June 1994; Director of
                                      Faroudja, Inc.

CLASS I
James B. Glavin                       Chairman of the Board of Directors of the Company since  1987          64
                                      May 1993, Chief Executive Officer from April 1987 to
                                      September 1994, President from October 1987 to September
                                      1994, and Treasurer from April 1987 to May 1991;
                                      Chairman of the Board of Directors of Smith
                                      Laboratories, Inc. ("Smith Labs"), a medical products
                                      company, from September 1985 to May 1990 and Acting
                                      President and Chief Executive Officer of Smith Labs from
                                      September 1985 to August 1989; Director of Inhale
                                      Therapeutic Systems, Inc., AVANIR Pharmaceuticals and
                                      the Meridian Fund.

Philip M. Young                       General Partner of U.S. Venture Partners, a venture      1987          60
                                      capital company, since April 1990; Director of Vical
                                      Incorporated, Zoran Corporation and several privately
                                      held companies.

         The Board of Directors held 15 meetings during the year ended December 31, 1999. Each of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which such directors serve.

         The Board of Directors has appointed an Executive Committee, a Stock Option and Compensation Committee, an Employee Stock Option Committee, an Audit Committee and a Nominating Committee.

         The members of the Executive Committee are James B. Glavin, Dennis
J. Carlo and Philip M. Young. The Executive Committee held no meetings during 1999. Subject to the ultimate direction and control of the Board of Directors, the Executive Committee's function is to exercise, with certain exceptions, all of the powers and authority of the Board in the management of the business and affairs of the Company.

         The members of the Stock Option and Compensation Committee are William M. Sullivan, Kevin B. Kimberlin and Melvin Perelman. The Stock Option and Compensation Committee held three meetings during 1999. The Stock Option and Compensation Committee's functions are to assist in the administration of, and grant options under, the 1989 Stock Plan and to assist in the implementation of, and provide recommendations with respect to, general and specific compensation policies and practices of the Company.

         The sole member of the Employee Stock Option Committee is Dennis J. Carlo. The Employee Stock Option Committee held 24 meetings during 1999. The Employee Stock Option Committee's functions are to assist in the administration of, and grant options under, the 1989 Stock Plan with respect to employees who are not officers or directors of the Company.

         The members of the Audit Committee are Kevin B. Kimberlin and Philip
M. Young. The Audit Committee held two meetings during 1999. The Audit Committee's functions are to review the scope of the annual audit, monitor the independent auditor's relationship with the Company, advise and assist the Board of Directors in evaluating the auditor's report, supervise the Company's financial and accounting organization and financial reporting and nominate for stockholder approval at the annual meeting, with the approval of the Board of Directors, a firm of certified public accountants whose duty it is to audit the financial records of the Company for the fiscal year for which it is appointed.

         The members of the Nominating Committee are William M. Sullivan and Philip M. Young. The Nominating Committee held one meeting during 1999. The Nominating Committee's function is to select and nominate individuals to fill vacancies in the Company's Board of Directors. The Nominating Committee will not consider nominees recommended by securityholders.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE CLASS II DIRECTOR NOMINEES LISTED ABOVE.

           STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth information as of April 5, 2000 as to shares of Common Stock beneficially owned by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Common Stock of the Company, (ii) each of the Company's directors and nominees for director, (iii) each of the Company's executive officers and former executive officers named in the Summary Compensation Table set forth herein and (iv) the Company's directors and executive officers as a group. Except as otherwise indicated and subject to applicable community property laws, each person has sole investment and voting power with respect to the shares shown. Ownership information is based upon information furnished, or filed with the Securities and Exchange Commission, by the respective individuals or entities, as the case may be.


                                                                                      Beneficial Ownership
                                                                                --------------------------------
                                                                                         Of Common Stock
                                                                                    Number of         Percent
                                                                                     Shares          Of Class
                    Name and Address of Beneficial Owner
-------------------------------------------------------------------------       -----------------   ------------
Capital Guardian Trust Company(1)
   333 South Hope Street
   Los Angeles, CA 90071.................................................             1,358,600           5.0
Dennis J. Carlo(2)(3)....................................................               898,627           3.2
James B. Glavin(4).......................................................               335,075           1.2
Kevin B. Kimberlin(5)(6)(7)..............................................             2,162,230           7.9
Philip M. Young(8)(9)....................................................               121,756             *
William M. Sullivan(10)..................................................               107,131             *
Melvin Perelman(11)......................................................                44,668             *
Howard Sampson(12).......................................................                50,167             *
Steven P. Richieri(13)...................................................                43,735             *
Steven W. Brostoff(14)...................................................                42,285             *
All executive officers and directors as a group (9 persons)(15)..........             3,805,674         13.3%
----------

*  Less than one percent.

(1) Based on its Schedule 13G filed February 14, 2000, Capital Guardian Trust Company ("CGTC") reported the beneficial ownership of 1,358,600 shares of Common Stock. The Schedule 13G states that CGTC has sole power to vote or direct the vote of 1,358,600 of such shares and sole power to dispose or direct the disposition of all 1,358,600 shares.

(2) Includes 16,651 shares held in trust for the benefit of Dr. Carlo's family, as to which Dr. Carlo maintains shared voting and investment power and includes as outstanding 511,001 shares which Dr. Carlo may acquire within 60 days after April 5, 2000 pursuant to the exercise of options. Includes as outstanding 5,578 shares which Dr. Carlo's wife may acquire within 60 days after April 5, 2000.

(3) Does not include 256,410 shares which may be acquired pursuant to the exercise of warrants which have an exercise price of $14.00 and are callable by the Company if the stock trades at $28 or greater for 45 consecutive days.

(4) Includes as outstanding 315,918 shares which Mr. Glavin may acquire within 60 days after April 5, 2000 pursuant to the exercise of options.

(5) Includes as outstanding 88,443 shares which Mr. Kimberlin may acquire within 60 days after April 5, 2000 pursuant to the exercise of options.

(6) Includes 16,000 shares held by a trust as to which Mr. Kimberlin is trustee and over which he has sole voting and investment power. Also includes 35,000 shares owned by Mr. Kimberlin's wife, as to which he disclaims beneficial ownership.

(7) Does not include 1,794,871 shares which may be acquired pursuant to the exercise of warrants which have an exercise price of $14.00 and are callable by the Company if the stock trades at $28 or greater for 45 consecutive days.

(8) Includes as outstanding 88,456 shares which Mr. Young may acquire within 60 days after April 5, 2000 pursuant to the exercise of options.

(9) Includes 2,000 shares held by Mr. Young as custodian for certain members of his family, as to which Mr. Young has sole voting and investment power and as to which Mr. Young disclaims beneficial ownership.

(10) Includes as outstanding 88,431 shares which Mr. Sullivan may acquire within 60 days after April 5, 2000 pursuant to the exercise of options.

(11) Includes as outstanding 44,668 shares which Dr. Perelman may acquire within 60 days after April 5, 2000 pursuant to the exercise of options.

(12) Includes as outstanding 50,167 shares which Mr. Sampson may acquire within 60 days after April 5, 2000 pursuant to the exercise of options.

(13) Includes as outstanding 42,135 shares which Mr. Richieri may acquire within 60 days after April 5, 2000 pursuant to the exercise of options.

(14) Includes as outstanding 22,535 shares which Dr. Brostoff may acquire within 60 days after April 5, 2000 pursuant to the exercise of options.

(15) Includes as outstanding an aggregate of 1,257,332 shares which may be acquired within 60 days after April 5, 2000 pursuant to the exercise of options. Also, includes 18,651 shares held by family trusts for the benefit of family members of directors and executive officers as to which such directors and executive officers have voting and investment power.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS


         The following table sets forth the compensation for services provided to the Company in all capacities for the fiscal years ended December 31, 1997, 1998 and 1999, by those persons who were, respectively, at December 31, 1999 (i) the Company's Chief Executive Officer, (ii) the other most highly compensated executive officer of the Company whose total annual salary and bonus for fiscal year 1999 exceeded $100,000 (the "Named Officers"),
(iii) the Company's former Executive Vice President and Chief Operating Officer, who left the Company effective October 15, 1999 and (iv) the Company's former Vice President, Research and Development who left the Company effective October 15, 1999.


                                            SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                                       ANNUAL COMPENSATION                  COMPENSATION
                                       --------------------------------------------------   ------------
                                                                                               AWARDS
                                                                                            ------------
                                                                              OTHER          SECURITIES    ALL OTHER
                                                                             ANNUAL          UNDERLYING    COMPENSA-
NAME AND PRINCIPAL POSITION             YEAR     SALARY ($)     BONUS ($)  COMPENSATION ($)    OPTIONS (#)   TION ($)(1)
----------------------------------------------------------------------------------------------------------------------
Dennis J. Carlo......................   1999       358,796      162,868           --           69,598       17,258
    President and....................   1998       359,560       65,690    1,029,700(2)        60,000       11,746
    Chief Executive Officer..........   1997       343,417       92,138           --           54,000       10,932

Howard Sampson.......................   1999       144,702           --           --          185,612        1,771
    Vice President, Finance and......
    Chief Financial Officer,
    Secretary and Treasurer(3).......

Steven P. Richieri...................   1999       205,948       54,151           --           46,505       54,497
    Executive Vice President.........   1998       201,187       49,116    1,005,044(5)        40,000        5,370
    and Chief Operating..............   1997       182,846       51,845           --           36,000        5,785
    Officer(4)

Steven W. Brostoff...................   1999       164,878       51,671           --           45,126       45,068
    Vice President, .................   1998       191,997       37,159      523,696(6)        40,000        7,220
    Research and Development ........   1997       177,859       45,122      356,521(7)        36,000        7,288

----------

(1) During fiscal year 1999, the Company made contributions under the 401(k) Plan for Dr. Carlo, Mr. Sampson, Mr. Richieri and Dr. Brostoff of $2,500, $1,510, $2,400 and $2,400, respectively; and made contributions under the Company's long-term disability insurance plan for Dr. Carlo, Mr. Richieri and Dr. Brostoff of $9,750, $1,496 and $1,206, respectively. The Company also funded a group term life insurance plan in excess of $50,000. Amounts added to compensation related to this plan for Dr. Carlo, Mr. Sampson, Mr. Richieri and Dr. Brostoff, were $5,008, $261, $1,053 and $2,206, respectively. The Company made severance and consulting payments to Mr. Richieri and Dr. Brostoff of $49,548 and $39,256, respectively.

(2) Represents the aggregate difference between the purchase price and the fair market value of 90,000 shares of the Company's Common Stock purchased on June 17, 1998 and 15,000 shares of the Company's Common Stock purchased between December 1, 1998 and December 3, 1998.

(3) Mr. Sampson joined the Company as Executive Director, Finance and Controller in April 1999 and was appointed Vice President, Finance and Chief Financial Officer in June 1999.

(4) Mr. Richieri was appointed Chief Operating Officer as of January 5, 1998 and served as Chief Financial Officer and Treasurer from December 10, 1998 to March 2, 1999.

(5) Represents the aggregate difference between the purchase price and the fair market value of 102,150 shares purchased between October 27, 1998 and November 3, 1998.

(6) Represents the aggregate difference between the purchase price and the fair market value of 13,000 shares purchased on June 29, 1998 and an aggregate of 37,000 shares purchased between October 7, 1998 and November 5, 1998.

(7) Represents the aggregate difference between the purchase price and the fair market value of 40,000 shares of the Company's Common Stock purchased between October 9, 1997 and October 21, 1997.

COMPENSATION OF DIRECTORS

         Through June of 1999, the outside directors of the Company received $1,000 per month for their services as directors. In addition, through March of 1999 the directors were compensated for each Board meeting attended and for each committee meeting attended. In June of 1999, as part of an overall company-wide effort to reduce spending, the Board voted to forego monetary compensation for their services. The outside directors as a group received options to purchase a total of 23,342 shares of the Company's Common Stock in lieu of monetary compensation foregone for the balance of 1999. The Company's former director, John Simon, received an option to purchase 4,719 shares of the Company's Common Stock in lieu of monetary compensation foregone for the balance of 1999. Directors are reimbursed for their expenses for each meeting attended.

         Under the 1990 Directors' Stock Option Plan of The Immune Response Corporation (the "Directors' Plan"), directors who have never been employees of the Company receive options to purchase 25,000 shares of the Company's Common Stock upon election or appointment to the Board of Directors. These options have exercise prices equal to the fair market value of the Common Stock on the date of grant. They vest in four annual installments on each of the first four anniversaries of the date of grant and, if held for at least six months, vest in full upon the nonemployee director's retirement, death or disability. The Directors' Plan also provides that each nonemployee director will receive on the date of each Annual Meeting of the Stockholders an option to purchase 6,250 shares of the Company's Common Stock with a one-year vesting period. All options granted under the Directors' Plan also vest in the event the Company is subject to a change in control as defined in the Directors' Plan.

         On September 19, 1996, Mr. Glavin entered into a one-year consulting agreement with the Company, renewable at the Company's option, which replaced a previous consulting agreement entered into in 1994. Mr. Glavin's consulting agreement provided that Mr. Glavin would use reasonable efforts to furnish consulting services to the Company in return for an annual fee of $48,000. For consulting services rendered in 1999, Mr. Glavin was paid $48,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         For the Company's fiscal year ended December 31, 1999, Messrs. Sullivan, Kimberlin and Perelman served as the members of the Company's Compensation Committee. Mr. Sullivan was formerly the Chairman of the Board of Directors from March 1987 to May 1993. Mr. Kimberlin was formerly the Secretary of the Company from November 1986 to September 1989. None of the executive officers of the Company had any "interlock" relationship to report during the Company's fiscal year ended December 31, 1999.

CHANGE IN CONTROL ARRANGEMENTS

         The Company's 1989 Stock Plan provides that in the event of a merger or reorganization, the Company shall either continue outstanding options granted under the 1989 Stock Plan, or shall provide for the exchange of such options for a cash payment equal to the difference between the amount paid for one share under the terms of the merger or reorganization and the exercise price for each option, or shall accelerate the exercisability of each option followed by the cancellation of options not exercised, in all cases without the optionee's consent. All options granted under the 1989 Stock Plan also vest in the event that the Company is subject to a change in control.

PENSION AND LONG-TERM INCENTIVE PLANS

         The Company has no pension or long-term incentive plans.

                                  STOCK OPTIONS

         The following tables summarize option grants to and exercises by the Company's Chief Executive Officer the Named Officers, the former Executive Vice President and Chief Operating Officer and the former Vice President, Research and Development during fiscal 1999, and the value of the options held by such persons at the end of fiscal 1999. The Company does not grant Stock Appreciation Rights.


                                         OPTION GRANTS IN FISCAL YEAR 1999

                                                       Individual Grants                       Grant Date Value
                                ---------------------------------------------------------   --------------------
                                  Number of       % of Total
                                 Securities        Options
                                 Underlying       Granted to     Exercise or
                                   Options       Employees in    Base Price     Expiration        Grant Date
                                Granted(#)(1)    Fiscal Year(2)   ($/SH)(3)       Date(4)    Present Value($)(5)
                                -------------    --------------  ------------   ----------   -------------------
Dennis J. Carlo...........         60,000             3.43         8.875         2/23/09            440,127
                                    9,598              .55         5.7813        8/17/09             43,163

Howard Sampson............         30,000             1.72         9.125         4/01/09            227,446
                                  150,000             8.58         5.75          6/18/09            714,926
                                    5,612              .32         5.7813        8/17/09             25,238

Steven P. Richieri........         40,000             2.29         8.875         2/23/09            293,418
                                    6,505              .37         5.7813        8/17/09             29,254

Steven W. Brostoff........         40,000             2.29         8.875         2/23/09            293,418
                                    5,126              .29         5.7813        8/17/09             23,052

----------

(1) Options which have an expiration date of August 17, 2009 vest ratably on a daily basis over a one-year period commencing on the date of grant. The other options vest ratably on a daily basis over a four-year period commencing on the date of grant. The options vest immediately in the event that the Company is subject to a change in control.

(2) The Company granted options representing a total of 1,749,121 shares of the Company's Common Stock to employees in 1999.

(3) The exercise price on the date of grant was equal to 100% of the fair market value on the date of grant.

(4) The options have a term of ten years, subject to earlier termination in certain events related to termination of employment.

(5) The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1999: risk free interest rate of 6.621%, expected option life of five years, expected volatility of .91 and a dividend rate of zero. Option valuation using a Black-Scholes-based option-pricing model generates a theoretical value based upon certain factors and assumptions. Therefore, the value which is calculated is not intended to predict future prices of the Company's Common Stock. The actual value of a stock option, if any, is dependent on the future price of the stock, overall stock market conditions and continued service with the Company, since options remain exercisable for only a limited period following retirement, death or disability. There can be no assurance that the values reflected in this table or any other value will be achieved.

             OPTION EXERCISES IN FISCAL YEAR 1999 AND OPTION VALUES
                           AT END OF FISCAL YEAR 1999


                                                                      Number of
                                                                Securities Underlying       Value of Unexercised
                                                               Unexercised Options At     In-the-Money Options at
                                                                End of Fiscal 1999(#)      End of Fiscal 1999($)(1)
                                  Shares                       -------------------------  -------------------------
                                 Acquired        Value
                              On Exercise(#)   Realized($)     Exercisable/Unexercisable  Exercisable/Unexercisable
                              --------------  -------------    -------------------------  -------------------------
Dennis J. Carlo..........           __              __           488,289     105,842       289,094      14,808

Howard Sampson...........           __              __            28,555     157,057            __          __

Steven P. Richieri.......           __              __           218,387      63,610       110,046       1,372

Steven W. Brostoff.......           __              __           245,592     183,801        68,058          __

----------

(1) Calculated on the basis of the fair market value of the underlying securities at December 31, 1999, the fiscal year end ($4.3438 per share), minus the exercise price.

                  COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

OVERVIEW AND PHILOSOPHY

         The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of outside directors and is responsible for developing and making recommendations with respect to the Company's executive compensation policies and practices, including the establishment of the annual total compensation for the chief executive officer ("CEO") and all executive officers. The Committee has available to it an outside compensation consultant and access to independent compensation data. The consultant provides input to assure compensation is consistent with market conditions.

         The Company has a history of using a traditional total compensation program that consists of cash and equity-based compensation. The Committee has developed a compensation policy which allows the Company to attract and retain key employees, enhance stockholder value, motivate technological innovation, foster teamwork and adequately reward employees. In developing this policy, the Committee has concluded that it is not appropriate to base a significant percentage of the compensation payable to the executive officers upon traditional financial targets, such as profit levels and return on equity. This is primarily because the Company's products are still in either development or clinical testing phases, and the Company has not yet realized any significant revenues or product sales. The Committee has based its decisions upon the following three principal compensation elements:

           Base salary levels which are commensurate with those of comparable positions at other biotechnology companies given the level of seniority and skills possessed by the executive officer and which reflects the individual's performance with the Company over time.

           Annual bonuses tied to the achievement of corporate and individual performance objectives and the Company's stock performance.

           Long-term stock-based incentive awards intended to strengthen the mutuality of interests between the executive officers and the Company's stockholders.

EXECUTIVE OFFICER COMPENSATION PROGRAM COMPONENTS

         The Committee reviews the Company's compensation program to ensure that salary levels and incentive opportunities are competitive and reflect the performance of the Company. The Company's compensation program for executive officers consists of base salary, annual cash incentive compensation and long-term compensation in the form of stock options. In addition, certain executive officers may also be provided supplemental long-term disability insurance and life insurance.

BASE SALARY

         The Company has established salary ranges for employees by reviewing the aggregate of base salary and annual bonus for competitive positions in the market in the biotechnology industry at a similar stage of product development comparable to the Company and at other companies which compete with the Company for executive talent. Base salary levels for 1999 for the Company's executive officers were based on the concept of pay for performance. Extensive salary survey data is available on the industry (for example, the annual "Biotechnology Compensation and Benefits Survey" conducted by Radford Associates and other surveys depicting regional compensation information) and is utilized by the Committee in establishing annual base salaries. Generally, the Company sets its competitive salary for an executive officer position at the median level compared to those companies surveyed. The Company then creates a salary range based on this level. The range is designed to place an executive officer above or below the median level of the companies surveyed, according to that officer's overall experience and individual performance, corporate performance and progress in the immediately-preceding year, specific issues which are relevant to the Company and general economic conditions. Overall individual performance is measured against short-term business goals, long-term strategic goals, development of employees and the fostering of teamwork and other Company values. The base salary of the CEO and all other executive officers is reviewed annually.

ANNUAL INCENTIVE COMPENSATION

         Annual cash bonus payments are discretionary. Bonus payments, if any, to executive officers are based on two principal factors: corporate performance as compared to the Company's annual goals and objectives and individual performance relative to corporate performance and individual goals and objectives. For 1999, bonus payments were generally in recognition of the satisfaction of several significant corporate objectives during 1998, including: the expansion of the Company's patent portfolio; initiation of a key collaboration with Agouron Pharmaceuticals, Inc. for the development and commercialization of REMUNE; the initiation and continuation of multiple clinical trials; and the receipt of additional financial resources for the Company through a private placement.

         The achievement of corporate goals by executive officers is evaluated by the CEO, the results of which are submitted to the Committee for review and approval. Bonus payments for the CEO are evaluated and approved by the Committee after its review of the CEO's achievement of corporate goals.

         Total base salary and any bonus payments are compared to "total compensation" as reported by the previously noted industry surveys. Such total compensation for the executive officers of the Company is consistent with the averages of such data.

STOCK OPTION PROGRAM

         To conserve its cash resources and to align the interests of the executive officers with the stockholders, the Company places special emphasis on equity-based incentives to attract, retain and motivate executive officers as well as all other employees. Under the Company's stock option plan, options are granted at the fair market value on the date of grant, generally vest over a four year period and have a term of ten years. Grants are made to all employees annually and are based on salary level and position. All employees, including executive officers, are eligible for subsequent, discretionary grants which are generally based on either individual or corporate performance. It is the Committee's intent that the best interests of stockholders and executives will be closely aligned and provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Based on external surveys, mentioned previously, the amount of option grants to each executive officer in 1999 remains competitive to similar positions in the biotechnology industry.

DISCUSSION OF 1999 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

         Dr. Dennis J. Carlo is the Company's President and Chief Executive Officer. During 1999, Dr. Carlo's base salary of $338,600 was based on individual and corporate performance and was consistent with the updated industry data for base salaries of CEOs at biopharmacuetical companies at a development stage comparable to the Company's. This salary reflects a 10% reduction effected June 1999 as part of a company-wide effort to reduce spending. Also, all other officers and vice presidents of the Company took a 10% salary reduction effected in June 1999. Dr. Carlo's bonus and future salary increases, if any, will be based upon successful completion of corporate goals, including the advancement of clinical trials, the recruitment of business and scientific collaborations and the successful commercial market introduction of products under development. Dr. Carlo's annual compensation is calculated to be commensurate with the average salaries paid by other companies in the biotechnology industry which are within the survey information available.

         In recognition of the satisfaction of several significant corporate objectives during 1998, Dr. Carlo received a stock option grant for 60,000 shares of common stock priced at the fair market value on the date of grant with a four-year vesting period. In addition, due to the above-mentioned salary reduction, Dr. Carlo received a stock option grant for 9,598 shares of common stock priced at the fair market value on the date of grant with a one-year vesting period.

         Although all objectives for the Company were not met in 1999, and recognizing the Company's share price remained volatile, the Committee believes that Dr. Carlo made a significant contribution in 1999 in establishing a sound base for enhancing stockholder value through his skillful business efforts. The Committee recognizes that the Company's operations resulted in a net loss and expects that losses will continue until one or more of the disease treatments under development is commercialized.

MISCELLANEOUS

         Section 162(m) of the Internal Revenue Code was enacted in 1993 and became effective in 1994. Section 162(m) disallows the deductibility by the Company of any compensation over $1 million per year paid to each of the chief executive officer and the four other most highly compensated executive officers, unless certain criteria are satisfied. In 1994, the Board of Director approved the amendment of the Company's 1989 Stock Plan to, among other things, qualify for exemption from the $1 million limit on deductions under Section 162(m) with respect to option grants under the 1989 Stock Plan.

         This Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

         Kevin B. Kimberlin
         Melvin Perelman
         William M. Sullivan

                          STOCK PRICE PERFORMANCE GRAPH

         The following graph illustrates a comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of the Company's Common Stock with the Center for Research in Securities Prices ("CRSP") Total Return Index for The Nasdaq National Market (U.S. and Foreign) (the "Nasdaq Composite Index") and the CRSP Total Return Index for Nasdaq Pharmaceutical Stocks (the "Nasdaq Pharmaceutical Index")1 over a five-year period. The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's Common Stock.


                                     12/30/94     12/29/95     12/31/96     12/31/97     12/31/98      12/31/99
                                     --------     --------     --------     --------     --------      --------
The Immune Response Corporation       $100.00       $92.67      $137.50      $185.50      $181.33        $72.33
Nasdaq Composite                       100.00       140.36       171.84       209.84       290.12        534.66
Nasdaq Pharmaceutical                  100.00       183.41       183.98       189.97       241.95        450.28

         Assumes a $100 investment on December 30, 1994 and subsequent reinvestment of dividends in each of the Company's Common Stock, the securities comprising the Nasdaq Composite Index, and the securities comprising the Nasdaq Pharmaceutical Index.









--------
1 The Nasdaq Pharmaceutical Index includes all companies on Nasdaq within SIC code 283. A copy of the list of companies which comprise the Nasdaq Pharmaceutical Index may be obtained upon request by contacting The Immune Response Corporation, Investor Relations, 5935 Darwin Court, Carlsbad, California 92008 (760) 431-7080.

                                   PROPOSAL 2


                      RATIFICATION OF INDEPENDENT AUDITORS

         Upon the recommendation of the Audit Committee, the Board of Directors has appointed the firm of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ended December 31, 2000, subject to ratification by the stockholders. Representatives of Arthur Andersen LLP are expected to be present at the Company's Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.


                              STOCKHOLDER PROPOSALS

         Proposals of stockholders submitted pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended (the "Exchange Act") and intended to be presented for consideration at the Company's 2001 Annual Meeting of Stockholders must be received by the Company not later than December 24, 2000 in order to be considered for inclusion in the Company's proxy materials for that meeting.

         The Company's bylaws also establish an advance notice procedure with respect to certain stockholder proposals. If a stockholder wishes to have a stockholder proposal considered at the Company's next annual meeting, the stockholder must give timely notice of the proposal in writing to the Secretary of the Company. To be timely, a stockholder's notice of the proposal must be delivered to, or mailed and received at the executive offices of the Company not less than 50 days nor more than 75 days prior to the proposed date of the annual meeting of 2001; provided, however, that if less than 65 days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice of the proposal to be timely must be received no later than the 15th day following the day on which such notice of the date of the annual meeting is mailed or public disclosure of the meeting date is given.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under Section 16(a) under the Securities and Exchange Act of 1934, as amended, the Company's directors, executive officers and any persons holding more than 10% of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to identify in this Proxy Statement those persons who failed to timely file these reports. All of the filing requirements were satisfied in 1999, with the exception of Dr. Carlo who failed to timely file one Form 4 in January 1999. In making this disclosure, the Company has relied solely on written representations of its directors and executive officers and copies of the reports that have been filed with the Commission.

                                  OTHER MATTERS

         The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

         Whether you intend to be present at the Annual Meeting or not, we urge you to return your signed proxy promptly.

                             By order of the Board of Directors.


                             Howard Sampson
                             VICE PRESIDENT, FINANCE
                             CHIEF FINANCIAL OFFICER, SECRETARY AND TREASURER

                         THE IMMUNE RESPONSE CORPORATION
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                       FOR ANNUAL MEETING ON MAY 25, 2000

         Dennis J. Carlo and Howard Sampson, or each of them, each with the power of substitution, are hereby authorized to represent as proxies and vote all shares of stock of The Immune Response Corporation (the "Company") the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 5935 Darwin Court, Carlsbad, California on May 25, 2000 at 9:00 a.m. or at any postponement or adjournment thereof, and instructs said proxies to vote as follows:

         Shares represented by this proxy will be voted as directed by the stockholder. IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR THE ELECTION OF THE TWO NOMINEES FOR CLASS II DIRECTORS AND FOR ITEM TWO.

                  (continued and to be signed on reverse side)






-------------------------------------------------------------------------------
                             - FOLD AND DETACH HERE -

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE TWO NOMINEES FOR CLASS II DIRECTOR AND FOR ITEM TWO:


                                                              Please mark
                                                              your votes   /X/
                                                              indicated in
                                                              this example
              FOR                      WITHHOLD
      all nominees listed             AUTHORITY
        below (except as           to vote for all
    marked to the contrary)    nominees listed below       FOR AGAINST ABSTAIN


1.   ELECTION OF DIRECTORS              2.   To ratify the appointment of Arthur
                                             Andersen LLP as the Company's
                                             independent auditors:

     Nominees:   Melvin Perelman, Ph.D.
                 William M. Sullivan


(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)



                                               PLEASE MARK, SIGN, DATE AND
                                               MAIL THIS PROXY CARD PROMPTLY,
                                               USING THE ENCLOSED ENVELOPE.

Signature(s)                                           Dated: _________, 2000


Please sign exactly as your name or name(s) appear on this proxy. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held jointly, each holder should sign.




--------------------------------------------------------------------------------
                             - FOLD AND DETACH HERE -